Exhibit 99.1

Great Elm Group Reports FISCAL 2025 SECOND QUARTER

financial resulTs

Company to Host Conference Call at 8:30 a.m. ET on February 6, 2025

PALM BEACH GARDENS, Fla., February 5, 2025 – Great Elm Group, Inc. (“we,” “our,” “GEG,” “Great Elm,” or “the Company”), (NASDAQ: GEG), an alternative asset manager, today announced financial results for its fiscal second quarter ended December 31, 2024.

Fiscal Second Quarter 2025 and Recent Highlights

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Great Elm Capital Corp. (NASDAQ: GECC) raised an additional $13.2 million of equity at NAV in December 2024, through the issuance of approximately 1.1 million shares of GECC common stock to Summit Grove Partners (“SGP”).
•
On February 4, 2025, the Company acquired the assets of Greenfield CRE, a leading construction management company and longstanding partner of Monomoy.
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In connection with the acquisition, Great Elm formed Monomoy Construction Services, LLC (“MCS”) and combined Greenfield with Monomoy BTS Construction Management to launch an integrated, full-service construction business.
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MCS will be dedicated to serving Great Elm’s various real estate verticals, as well as expanding its existing third-party consulting business.
•
GEG’s fee-paying assets under management (“FPAUM”) and assets under management (“AUM”) totaled approximately $538 million and $751 million, respectively.
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FPAUM and AUM growth of 17% and 14%, respectively, compared to the prior-year period.
•
Total revenue for the second quarter grew 24% to $3.5 million, compared to $2.8 million for the prior-year period.
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Growth in revenue was primarily driven by increased revenue from Monomoy BTS, Corporation and increased GECC management fees, due to growth in FPAUM.
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Great Elm collected incentive fees from GECC totaling $0.5 million for the three months ended December 31, 2024.
•
Net income from continuing operations for the second quarter was $1.4 million, compared to a net loss from continuing operations of ($0.2) million in the prior-year period.
•
Adjusted EBITDA for the second quarter was $1.0 million, compared to $0.6 million in the prior-year period.
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Through February 4, 2025, Great Elm has repurchased approximately 4.1 million shares for $7.4 million, at an average price of $1.83 per share, through its share repurchase program.
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Book value per share was $2.30 as of December 31, 2024, excluding Consolidated Funds.
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As of December 31, 2024, GEG had approximately $44 million of cash on its balance sheet to support growth initiatives across its alternative asset management platform.

Management Commentary

Jason Reese, Chief Executive Officer of the Company, stated, “We delivered a solid fiscal second quarter 2025, continuing our positive momentum by expanding our assets under management, growing revenue across our credit and real estate businesses and generating strong returns on our investments. Our BDC closed another successful capital raise at NAV, increased its first quarter dividend to 37 cents per share and announced a special dividend in December of 5 cents per share. Additionally, the Great Elm Credit Income Fund (“GECIF”) continued to perform very well, closing December with net inception-to-date returns of approximately 13.9%.1 GECIF’s established track record leaves us well-positioned to attract further capital to scale our investment management platform.”

“In Real Estate, we were thrilled to announce the acquisition of Greenfield CRE into our newly formed Monomoy Construction Services business. We expect this transaction to enhance our construction management expertise, expand our scope of services, and fortify our overall real estate value proposition to our investors and tenants. Our long-standing relationship with Greenfield will allow us to quickly benefit from the launch of our fully integrated, full-service real estate platform. Importantly, we maintained our commitment to the GEG share repurchase program, continuing to buy back shares at an attractive discount to book value. Looking ahead, we remain focused on executing on our strategic priorities: growing our core credit and real estate businesses, pursuing compelling investment opportunities across our platform and leveraging our strong balance sheet to maximize shareholder value.”

GEG Managed Vehicle Highlights

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GECC demonstrated continued strong performance, raised meaningful capital and increased its quarterly base distribution.
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GECC raised $13.2 million of equity at Net Asset Value (“NAV”) through the issuance of approximately 1.1 million shares of GECC common stock to SGP.
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GEG demonstrated its commitment to growing its credit platform through a $3.3 million investment in SGP.
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GECC announced a 5.7% increase on its quarterly base distribution to $0.37 per share for the first quarter of 2025 (compared to the prior $0.35 per share) and paid a special cash distribution of $0.05 per share in January 2025.
•
Monomoy BTS and Monomoy REIT continued to execute on their strategic priorities.
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Monomoy BTS completed construction of its second build-to-suit property in Mississippi and made meaningful progress on its third project in Florida.
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Monomoy REIT closed on three property purchases for approximately $3.8 million and maintains a strong pipeline of transaction opportunities and open requirements from our tenants.
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GECIF delivered a strong return on invested capital of approximately 13.9%, net of fees, for the period from its inception through December 31, 2024.1

Discussion of Financial Results for the Fiscal Second Quarter Ended December 31, 2024

GEG reported total revenue of $3.5 million, up 24% from $2.8 million in the prior-year period.

GEG recorded net income from continuing operations of $1.4 million, compared to a net loss from continuing operations of ($0.2) million in the prior-year period.

GEG recorded Adjusted EBITDA of $1.0 million, compared to $0.6 million in the prior-year period.

Monomoy CRE, LLC Acquisition

On February 4, 2025, Great Elm acquired the assets of Greenfield, a leading construction management company and longstanding partner of MCRE, our real estate investment manager. In connection with the acquisition, Great Elm formed Monomoy Construction Services, LLC and combined the assets of Greenfield with the assets of Monomoy BTS Construction Management to launch an integrated, full-service construction business. With MCS, Monomoy will offer a full-service, in-house suite of project management, procurement, construction management, asset management, market analysis and feasibility services for its industrial real estate tenants.

Stock Repurchase Program

In the fiscal first quarter 2025, GEG’s Board of Directors approved an incremental stock repurchase program under which GEG is authorized to repurchase up to $20 million in the aggregate of its outstanding common stock in the open market. As of February 4, 2025, the Company has repurchased approximately 4.1 million shares for $7.4 million under this program.

Fiscal 2025 Second Quarter Conference Call & Webcast Information

When: Thursday, February 6, 2025, 8:30 a.m. Eastern Time (ET)

Call: All interested parties are invited to participate in the conference call by dialing +1 (877) 407-0752; international callers should dial +1 (201) 389-0912. Participants should enter the Conference ID 13746970 if asked.

Webcast: The conference call will be webcast simultaneously and can be accessed here. A copy of the slide presentation accompanying the conference call, can be found here.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded, alternative asset manager focused on growing a scalable and diversified portfolio of long-duration and permanent capital vehicles across credit, real estate, specialty finance, and other alternative strategies. Great Elm Group, Inc. and its subsidiaries currently manage Great Elm Capital Corp., a publicly-traded business development company, and Monomoy Properties REIT, LLC, an industrial-focused real estate investment trust, in addition to other investments. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Included in the financial tables below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income from continuing operations.

Endnotes

1 Assumes invested at inception on November 1, 2023, and remained invested throughout the succeeding fourteen months ended December 31, 2024, with distributions reinvested, net of founder’s class fees and expenses. Performance results should not be regarded as final until audited financial statements are issued covering the period shown. Past performance is no guarantee of future results. This press release does not constitute an offer to sell or a solicitation of an offer to buy interests in any investment vehicle managed by Great Elm or its affiliates. Any such offer or solicitation will only be made pursuant to the applicable offering documents for such investment vehicle.

Media & Investor Contact:

Investor Relations

geginvestorrelations@greatelmcap.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	December 31, 2024	June 30, 2024
Current assets
Cash and cash equivalents	$44,288	$48,147
Restricted cash	-	1,571
Receivables from managed funds	3,725	2,259
Investments in marketable securities	-	9,929
Investments, at fair value	49,918	44,585
Prepaid and other current assets	5,275	1,215
Real estate assets, net	6,524	5,769
Assets of Consolidated Funds:
Cash and cash equivalents	2,568	2,371
Investments, at fair value	11,902	11,471
Other assets	223	253
Total current assets	124,423	127,570
Identifiable intangible assets, net	10,510	11,037
Right-of-use assets	1,784	225
Other assets	1,770	1,614
Total assets	$138,487	$140,446
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$185	$317
Payable for securities purchased	19	-
Accrued expenses and other current liabilities	2,817	7,009
Current portion of related party payables	254	634
Current portion of lease liabilities	335	137
Liabilities of Consolidated Funds:
Payable for securities purchased	340	100
Accrued expenses and other liabilities	151	162
Total current liabilities	4,101	8,359
Lease liabilities, net of current portion	1,442	57
Long-term debt (face value $26,945)	26,231	26,090
Related party payables, net of current portion	-	-
Convertible notes (face value $36,380 and $35,494, including $16,578 and $16,174 held by related parties, respectively)	35,838	34,900
Other liabilities	817	845
Total liabilities	68,429	70,251
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 29,519,825 shares issued and 27,150,036 outstanding at December 31, 2024; and 31,875,285 shares issued and 30,494,448 outstanding at June 30, 2024	26	30
Additional paid-in-capital	3,311,447	3,315,638
Accumulated deficit	(3,249,139)	(3,252,954)
Total Great Elm Group, Inc. stockholders' equity	62,334	62,714
Non-controlling interests	7,724	7,481
Total stockholders' equity	70,058	70,195
Total liabilities and stockholders' equity	$138,487	$140,446

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (unaudited)

Amounts in thousands (except per share data)

	For the three months ended December 31,		For the six months ended December 31,
	2024	2023	2024	2023
Revenues	$3,507	$2,819	$7,499	$6,129
Cost of revenues	458	-	1,093	-
Operating costs and expenses:
Investment management expenses	3,431	2,839	6,489	5,601
Depreciation and amortization	284	283	557	566
Selling, general and administrative	1,306	2,393	3,312	4,108
Expenses of Consolidated Funds	5	-	21	-
Total operating costs and expenses	5,026	5,515	10,379	10,275
Operating loss	(1,977)	(2,696)	(3,973)	(4,146)
Dividends and interest income	1,567	2,072	3,125	4,058
Net realized and unrealized gain	2,428	1,204	6,206	4,488
Net realized and unrealized gain (loss) on investments of Consolidated Funds	(29)	114	249	114
Interest and other income of Consolidated Funds	395	128	779	128
Interest expense	(1,030)	(1,061)	(2,058)	(2,123)
(Loss) income before income taxes from continuing operations	1,354	(239)	4,328	2,519
Income tax benefit (expense)	-	-	-	-
Net (loss) income from continuing operations	1,354	(239)	4,328	2,519
Discontinued operations:
Net income from discontinued operations	-	-	-	16
Net (loss) income	$1,354	$(239)	$4,328	$2,535
Less: net income attributable to non-controlling interest, continuing operations	178	111	513	111
Net (loss) income attributable to Great Elm Group, Inc.	$1,176	$(350)	$3,815	$2,424
Net (loss) income attributable to shareholders per share
Basic	$0.04	$(0.01)	$0.13	$0.08
Diluted	$0.04	$(0.01)	0.12	0.08
Weighted average shares outstanding
Basic	27,983	29,889	28,531	29,734
Diluted	28,767	29,889	39,793	30,916

Great Elm Group, Inc.

Reconciliation from Net Income (loss) from Continuing Operations to Adjusted EBITDA

Dollar amounts in thousands

	Three months ended December 31,		Six months ended December 31,
(in thousands)	2024	2023	2024	2023
Net income (loss) from continuing operations - GAAP	$1,354	$(239)	$4,328	$2,519
Interest expense	1,030	1,061	2,058	2,123
Income tax expense (benefit)	-	-	-	-
Depreciation and amortization	284	283	557	566
Non-cash compensation	755	839	1,872	1,726
(Gain) loss on investments	(2,399)	(1,318)	(6,455)	(4,602)
Change in contingent consideration	-	18	(6)	36
Adjusted EBITDA	$1,024	$644	$2,354	$2,368